Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Media Relations
(804) 484-8897

MSA Arbitration Panel Upholds
NPM Adjustment Settlement Agreement
RICHMOND, Va. (March 13, 2013) - Philip Morris USA (PM USA) announced today that the arbitration panel in the pending Non-Participating Manufacturer (NPM) adjustment proceeding has issued a Stipulated Partial Settlement and Award, which will allow the settlement agreement reached in December to proceed. PM USA and other cigarette manufacturers reached the agreement with seventeen states, the District of Columbia and Puerto Rico to resolve long-standing disputes related to the NPM adjustment provisions of the Master Settlement Agreement (MSA) for the years 2003 to 2012.
PM USA believes this agreement resolves the disputes with the signatory states on financial terms that are fair to the parties and in a way that will lead to a better method of resolving these issues in the future. Now that the panel has upheld this agreement, PM USA hopes that more states will join in the settlement.
The agreement includes a release to the signatory states of their portion of more than $4 billion from disputed payment accounts. In return, the manufacturers will receive credits against the signatory states' portion of future MSA payments in settlement of their 2003-2012 NPM adjustment claims against those states. For the signatory states, the settlement is net cash positive and also removes the risk of substantial reductions of MSA revenues for the years in dispute, 2003-2012.
For those states that do not join, PM USA intends to continue to pursue the disputed NPM adjustments for 2003 and beyond. As part of the award, the arbitration panel also ruled that the 2003 NPM adjustment claim against the non-signatory states would be reduced pro rata in light of the settlement with the signatory states. A number of the non-signatory states raised objections concerning the settlement agreement with the arbitration panel, and some of these states have indicated that they may seek relief in state court to prevent the settlement from proceeding or for other measures with respect to the settlement. PM USA intends to contest any such efforts in state court.
PM USA's credit is estimated to total approximately $450 million based on the current signatory states. This estimate is subject to change depending on a variety of factors related to the calculation of the credit. If the agreement proceeds, PM USA expects to record a corresponding increase in its reported pre-tax earnings.
The jurisdictions that have agreed to join the settlement to date are Alabama, Arizona, Arkansas, California, District of Columbia, Georgia, Kansas, Louisiana, Michigan, Nebraska, Nevada, New Hampshire, New Jersey, North Carolina, Puerto Rico, Tennessee, Virginia, West Virginia, and Wyoming.

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